Exhibit 10.2

EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of January 8, 2014, by and between Spirit Airlines, Inc., a Delaware corporation (the “Company”), and B. Ben Baldanza (“Executive”).

WHEREAS, the parties previously entered into an employment agreement (the “Prior Agreement”), dated as of January 24, 2005 (the “Effective Date”);
WHEREAS, the parties wish to create certain incentives for Executive to continue employment in his position at the Company and to make certain other modifications to the terms of the Prior Agreement;
WHEREAS, the parties wish to amend and restate the Prior Agreement in its entirety as set forth herein;
WHEREAS, (i) in connection with the execution and delivery of this Agreement, the Board (defined below) shall approve the grant to Executive of a special restricted stock unit award under the 2011 Equity Plan (defined below) valued at $3,000,000 as of the grant date, subject to the vesting and other terms and conditions set forth in the applicable award agreement delivered to Executive (the “2014 Retention RSUs”), and (ii) contemporaneously with the execution and delivery of this Agreement, and as a condition to the effectiveness of this Agreement, Executive executed and delivered a General Release effective as of the date hereof; and
WHEREAS, the Company desires to continue to employ Executive, on the terms and conditions set forth herein, and Executive desires to accept such continued employment with the Company, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive, intending to be legally bound, hereby agree as follows:
1.Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending on the Termination Date (as defined in Section 4 hereof) (the “Employment Period”).

2.Position and Duties.

(a)During the Employment Period, Executive shall serve as Chief Executive Officer and President of the Company and shall have the duties and responsibilities normally attributable to such positions (including, without limitation, those set forth on Schedule 1) and such other duties as may be assigned to Executive by the Board of Directors of the Company (“Board”) from time to time; provided, however, that the Board, in its sole and absolute

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Exhibit 10.2

discretion, may at any time elect another person to serve as President, it being understood that if such election is made, the duties and responsibilities normally attributable to the position of President shall be delegated to and performed by such elected person, and such elected person shall report to, and be under the direction of, Executive in his capacity as Chief Executive Officer. Notwithstanding the foregoing or any other provision of this Agreement, in the award agreement applicable to the 2014 Retention RSUs or elsewhere to the contrary, none of the election of another person to serve as President, the resulting diminution of or change in Executive’s authority, duties and responsibilities, or any succession planning by the Board and/or the Company shall be considered or constitute, for any purpose, (i) a breach of this Agreement or any rights or benefits of Executive under any agreement, plan or policy or any law or statute, (ii) a dismissal or discharge of Executive from employment without “cause” (or words of like import) under any agreement, plan or policy of or with the Company or any of its affiliates, (iii) a constructive dismissal or discharge of Executive from employment for any reason, (iv) grounds for any “good reason” resignation (or words of like import) under any agreement, plan or policy of or with the Company or any of its affiliates, or (v) grounds for Executive to assert any claim against the Company or any of its affiliates.

(b)Executive shall be responsible for establishing a set of annual performance objectives for Executive’s position. These objectives will be subject to the review and approval of the Board and will be considered in determining any Bonus (as described in Section 3(d) below) that may be awarded. Executive will conduct a self-appraisal of Executive’s performance, which will be subject to a formal review with the Board on an annual basis, and an informal review with the Board on a semi-annual basis.

(c)Executive shall report to the Board and shall devote Executive’s reasonable best efforts and Executive’s full business time and attention (except for permitted vacation periods, periods of illness or other incapacity) to the business and affairs of the Company. Notwithstanding the foregoing, Executive may be involved in charitable and professional activities, manage his personal investments and serve on boards, provided that the foregoing, individually or in the aggregate, do not interfere with Executive’s performance of his duties and responsibilities and, provided further, that in no event shall Executive serve as a director or board member of any for-profit corporation or other enterprise without, in each instance, the prior approval of the Board. Executive shall perform his duties and responsibilities hereunder from and at the Company’s headquarters (which are currently located in Miramar, Florida), unless otherwise determined by the Board in its sole and absolute discretion by written resolution, it being understood and agreed that the foregoing shall not preclude Executive from traveling on Company business to the extent reasonably required to perform his duties and responsibilities.

(d)For purposes of this Agreement, (i) all references to “Company” shall include any corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the Company, directly or through one or more subsidiaries and (ii) the Compensation Committee of the Board, to the extent empowered by its charter or otherwise, shall have the authority granted to the Board hereunder.

Exhibit 10.2

3.Base Salary and Benefits.

(a)    Base Salary. Executive’s base salary shall be $484,100 per annum (the “Base Salary”), which salary shall be payable bi-weekly in accordance with the Company’s general payroll practices and shall be subject to required withholding. Executive’s Base Salary will be subject to review, and may increase, on an annual basis at the discretion of the Board based on Executive’s performance and other relevant considerations as determined by the Board. Notwithstanding the foregoing, Executive’s Base Salary shall not be reduced without his consent.

(b)    Benefit Plans. During the Employment Period, Executive shall be entitled to participate in all of the Company’s employee benefit programs for which employees of the Company are generally eligible.

(c)    Stock Plans. Executive shall be entitled to receive grants of restricted stock or stock options under the Company’s 2005 Restricted Stock Plan, 2011 Equity Incentive Award Plan (the “2011 Equity Plan”) and other stock plans that the Company may adopt from time to time (all such plans, as they may be adopted and amended from time to time being hereinafter referred to collectively as the “Stock Plans”), at a level commensurate with Executive’s position in the Company. The parties acknowledge and agree that Executive shall be subject to stock ownership requirements under the Company’s stock ownership guidelines for executives, as in effect from time to time; provided, neither the award of the 2014 Retention RSUs nor the shares of the Company’s common stock underlying such RSUs, even if and when vested and deliverable, shall be available to satisfy such stock ownership guidelines.
(d)    Performance Bonus. In addition to the Base Salary, Executive shall be eligible to receive a bonus (the “Bonus”) at the end of each fiscal year during the Employment Period based upon Executive’s performance and the Company’s financial results, at the discretion of the Board. The Bonus will be based on a percentage of Executive’s Base Salary (which percentage target is 100% and in no event shall exceed 200%) and will be prorated for any partial year during the Employment Period.

(e)    Business Expenses. The Company shall reimburse Executive for all reasonable expenses incurred by Executive in the course of performing Executive’s duties under this Agreement which are consistent with the Company’s policies in effect from time to time for senior executives with respect to travel, entertainment and other business expenses, subject to the Company’s requirements for its executives with respect to reporting and documentation of such expenses.

(f)    Travel and Vacation Benefits. Executive will receive travel benefits as afforded other senior executives of the Company. Executive will be entitled to twenty (20) paid vacation days per year.

Exhibit 10.2

4.Term and Termination.

(a)    The term of this Agreement shall commence on the Effective Date (with the amendments made hereby taking effect as of the date hereof) and shall continue thereafter unless terminated earlier (i) by Executive’s resignation, (ii) Executive’s death or disability, or (iii) by the Company with or without Cause. Executive agrees that Executive shall give ninety (90) days’ prior written notice of resignation to the Company. The date on which Executive’s employment with the Company is terminated is referred to herein as the “Termination Date.”

(b)    Upon the termination of Executive’s employment with the Company for any reason, Executive shall be deemed to have automatically resigned and relinquished any and all titles, positions and appointments with the Company or any of its subsidiaries or affiliates, or with respect to any employee benefit plan maintained by any of the foregoing, whether as an officer, director, employee, consultant, agent, trustee or otherwise, unless otherwise provided by the Board in its sole and absolute discretion and agreed to by Executive, and Executive agrees to execute such documents promptly as may be requested by the Company to evidence his termination from employment and such resignations and relinquishments on and as of the Termination Date.

5.Severance.

(a)    Subject to Section 5(d) hereof, in the event that the Company terminates Executive’s employment without Cause (as defined herein), the Company shall:

(i)
pay to Executive, in equal installments over a period of twenty-four (24) months and consistent with past payroll practices, an amount equal to two (2) times the greater of (i) Executive’s then current Base Salary, or (ii) Executive’s Base Salary on the date hereof (in each case without giving effect to any bonuses or fringe benefits to which Executive may be entitled);

(ii)	provide Executive with the health care benefits described in Section 10 hereof; and

(iii)
provide Executive (and Executive’s spouse and dependants) a lifetime travel pass for Company’s flights, enabling Executive (and Executive’s spouse and dependants) to travel (free of charge) in any class of service that is available at the time of reservation;

in each case, if and only if Executive has executed and delivered to the Company, within thirty (30) days following the Termination Date, an effective and irrevocable General Release in form and substance identical in all material respects to Exhibit A attached hereto (it being understood that the first payment made following Executive’s execution and delivery of such General Release will include all amounts that would have been paid following the Termination Date

Exhibit 10.2

had Executive executed and delivered such General Release on the Termination Date, but which were not yet paid) and, then, only if Executive has not breached any provision of Section 6, Section 7 or Section 8 hereof.

(b)    In the event Executive ceases to be employed by the Company for any reason, the Company shall pay Executive his accrued but unpaid Base Salary through the Termination Date. In the event Executive ceases to be employed by the Company for any reason other than a termination by the Company for Cause, the Company shall pay Executive any Bonus in respect of any fiscal year preceding the fiscal year in which the Termination Date occurs which has not yet been paid, on the same date as annual cash bonuses for the applicable preceding fiscal year are paid to other senior executives of the Company. In the event Executive ceases to be employed by the Company for any reason other than a termination by the Company for Cause and other than a resignation by Executive for any reason, the Company shall pay Executive an amount equal to a pro rata portion of any Bonus in respect of the fiscal year in which such termination occurs, if and only to the extent earned, with respect to the period beginning on January 1 of the applicable year through the Termination Date, such pro rata annual cash bonus to be payable on the same date as annual cash bonuses for the applicable fiscal year are paid to other senior executives of the Company.

(c)    Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, fringe benefits and other compensation hereunder which accrue or become payable after the Termination Date shall cease upon such date (other than those expressly required under applicable law, such as COBRA, and accrued but unpaid vacation time, which shall be paid within thirty (30) days following the Termination Date). The Company may offset any amounts Executive owes the Company against any amounts the Company owes Executive hereunder, subject to Section 21 and except as prohibited under the terms of any applicable benefit plan, program or arrangement.

(d)    It is specifically understood and agreed that the severance payments that become due to Executive under Section 5(a) hereof (if any) shall be offset (reduced), on a dollar-for-dollar basis, by the amount of any and all severance payments that may be received by Executive under the Company’s Executive Severance Plan dated January 1, 2007, as amended from time to time (the “Executive Severance Plan”) or any other plan, policy or program maintained by the Company from time to time. For the avoidance of doubt, the parties intend that under no circumstances shall the Company be required to make duplicate or corresponding severance payments to Executive under this Agreement and/or under any plan, policy or program maintained by the Company from time to time, including the Executive Severance Plan.
(e)    For purposes of this Agreement, “Cause” shall mean (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its subsidiaries or any of their customers or suppliers, (ii) failure to perform duties of the office held by Executive as directed by the Board, following written notice of such failure by the Board to Executive, and a failure by Executive, within the ten (10) business days, to cure such failure, (iii) gross negligence, fraud or willful misconduct with respect to the Company or any of its affiliates, and/

Exhibit 10.2

or (iv) any breach of Section 2(c), Section 6, Section 7 and/or Section 8 of this Agreement. Further, any breach of Section 2(c) of this Agreement by Executive shall constitute “Cause” under and for purposes of each and every agreement, plan or policy of or with the Company or any of its affiliates, including, without limitation, this Agreement, the award agreement applicable to the 2014 Retention RSUs and the Executive Severance Plan.

6.Confidential Information. Executive acknowledges that the information, observations and data (including trade secrets) obtained by him while employed by the Company (including those obtained by him while employed by the Company prior to the date of this Agreement) concerning the business or affairs of the Company and its affiliates (“Confidential Information”) are the property of the Company and its affiliates. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board; provided that, Executive may disclose Confidential Information, (i) to the extent that such Confidential Information has become generally known to and available for use by the public other than as a result of Executive’s acts or omissions, (ii) if advised to do so by counsel in order maintain compliance with and prevent violation of applicable law or as required as part of any judicial or administrative proceeding, but only to the extent counsel determines such disclosure is required; provided that, before any disclosure pursuant to the provisions of this clause (ii), Executive shall notify the Company of any pending disclosure and cooperate with the Company in obtaining appropriate protective measures, and (iii) to Executive’s attorneys and other professional advisors, so long as such attorneys and advisors have agreed to keep confidential the Confidential Information. Executive shall deliver to the Company at the termination of Executive’s employment with the Company, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product (as defined below) or the business of the Company or its affiliates which he may then possess or have under his control. It is acknowledged that Executive may retain his rolodex and other address books to the extent they only contain contact information, provided that he offers the Company an opportunity to make and retain copies.

7.Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of its affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company or any of its affiliates, including any conceived, developed, or made by Executive while employed by the Company or any of its affiliates prior to the date of this Agreement (“Work Product”) belong to the Company or such affiliate. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the date on which Executive’s employment with the Company ends) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

Exhibit 10.2

8.Non-Compete, Non-Solicitation. Executive acknowledges that in the course of his employment with the Company he will become familiar with the trade secrets of the Company and its affiliates and with other Confidential Information concerning the Company and its affiliates and that his services have been and shall be of special, unique and extraordinary value to the Company and its affiliates. Therefore, in consideration of the severance and other amounts paid and to be paid to Executive hereunder and in further consideration for the 2014 Retention RSUs, Executive agrees that:

(a)    during the Noncompete Period (as defined herein), Executive shall not, within the United States or within any country in the Caribbean and Latin America where, as of the time of Executive’s termination of employment, the Company operates the Business, directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the Business of the Company or its subsidiaries or any business in which the Company or any of its subsidiaries has entertained discussions or has requested or received information relating to the acquisition of such business by the Company or any of its subsidiaries prior to the date on which Executive’s employment by the Company ends;

(b)    for purposes of this Agreement, (i) “Noncompete Period” means and includes the Employment Period and a period of twelve (12) months thereafter; provided, however, that the Noncompete Period shall be extended for so long as Executive is entitled to receive severance payments under Section 5(a) hereof, and (ii) the “Business” of the Company and its subsidiaries means the provision of passenger air transportation services (whether scheduled or charter);

(c)    during the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or its subsidiaries to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company and any subsidiary and any employee thereof, (ii) at any time hire any person who was an employee of the Company or any subsidiary within 180 days prior to the time of such hire, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the Business of the Company or any of its subsidiaries and with which the Company or any of its subsidiaries has entertained discussions or has requested or received information relating to the acquisition of such business by the Company or any of its subsidiaries in the two-year period immediately preceding the date on which Executive’s employment by the Company ends;

(d)    if, at the time of enforcement of this Section 8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be

Exhibit 10.2

allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law;

(e)    in the event of the breach or a threatened breach by Executive of any of the provisions of this Section 8, the Company and its affiliates, in addition and supplementary to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, Executive agrees that, in the event of an alleged breach or violation by Executive of this Section 8, the Noncompete Period shall be tolled until such breach or violation has been duly cured; and

(f)    the provisions of this Section 8 are in consideration of: (i) employment with the Company and (ii) the additional good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in Section 6, Section 7 and this Section 8 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive agrees and acknowledges that the potential harm to the Company or any of its subsidiaries of the non-enforcement of Section 6, Section 7 and/or this Section 8 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. In addition, Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its subsidiaries now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

9.Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement, confidentiality agreement or any similar agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

10.Post-Employment Benefits. (a) In the event Executive is terminated by the Company without Cause (as defined above) or Executive resigns from his employment with the Company, the Company shall (i) pay the premiums for Executive’s COBRA coverage, and (ii) after Executive’s eligibility for COBRA benefits lapses, provide Executive, at the Company’s expense, with health insurance benefits reasonably consistent with the benefits Executive received prior to Executive’s termination by the Company for the period from when Executive’s

Exhibit 10.2

eligibility for COBRA benefits lapses until Executive turns 65 years of age. Executive’s rights pursuant to this Section 10 shall cease and of be of no further force and effect upon Executive’s acceptance of other employment which offers health insurance benefits reasonably consistent with the benefits Executive received prior to Executive’s termination by or resignation from the Company.

(b)    In the event Executive ceases to be employed by the Company for any reason other than death or a termination by the Company for Cause, the Company shall provide Executive (and Executive’s spouse and dependent children) a lifetime travel pass for the Company’s flights, enabling Executive (and his spouse and dependent children) to travel (free of charge) in any class of service that is available at the time of reservation; provided that such travel pass (the “Travel Pass”) shall be subject to the following conditions:

(i)
in no event shall the Travel Pass become or be effective unless (A) at the time of termination of his employment, Executive was at least 60 years of age or had served in the position of Chief Executive Officer of the Company and/or President of the Company for at least ten years, and (B) Executive has executed and delivered to the Company an effective and irrevocable General Release in form and substance identical in all material respects to Exhibit A attached hereto;

(ii)	the Travel Pass shall automatically terminate on Executive’s death; and

(iii)
the Travel Pass shall automatically terminate if Executive, directly or indirectly, (A) owns, manages, controls, participates in, consults with, renders services for, or in any manner engages in any business competing with the business conducted by the Company or its subsidiaries at any time or (B) engages in conduct that impairs or injures the reputation of, or harms, the Company.

Nothing in this paragraph (b) is intended to limit Section 5(a)(iii) hereof.

11.Survival. The provisions of this Agreement shall survive and continue in full force in accordance with their terms notwithstanding the termination of Executive’s employment with the Company.

12.Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:
Notices to Executive:
900 Ponce de Leon Dr.
Fort Lauderdale, FL 33316

Notices to the Company:
Spirit Airlines, Inc.
2800 Executive Way

Exhibit 10.2

Miramar, FL 33025
Facsimile: (954) 447-7967
Attention: Board of Directors
General Counsel
With copies to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Facsimile: (212) 492-0107
Attention: Robert C. Fleder, Esq.
or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

13.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14.Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way (including, without limitation, any and all agreements between Executive and the Company dated prior to the date hereof).

15.No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

16.Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

17.Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

Exhibit 10.2

18.Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Florida.

19.Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board), its successors and assignees, and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate Executive’s employment for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

20.Arbitration. Except with respect to any dispute or claim under Section 6, Section 7 or Section 8 hereof (which may be pursued in any court of competent jurisdiction as specified below and with respect to which each party shall bear the cost of its own attorneys’ fees and expenses except as otherwise required by applicable law), each party hereto agrees that the arbitration procedure set forth in Exhibit B hereto shall be the sole and exclusive method for resolving any claim or dispute (“Claim”) arising out of or relating to the rights and obligations acknowledged and agreed to in this Agreement and the employment of Executive by the Company and its affiliates (including, without limitation, disputes and claims regarding employment discrimination, sexual harassment, termination and discharge), whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of this Agreement. The parties agree that the result of any arbitration hereunder shall be final, conclusive and binding on all of the parties hereto. Nothing in this Section 20 shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined in Exhibit B hereto). Each party hereto hereby irrevocably submits to the jurisdiction of any United States District Court or state court of competent jurisdiction sitting in Fort Lauderdale, Florida, and agrees that such court shall be the exclusive forum with respect to any dispute or claim under Section 6, Section 7 or Section 8 hereof and for the enforcement of any Final Determination. Each party hereto irrevocably consents to service of process by registered mail or personal service and waives any objection on the grounds of personal jurisdiction, venue or inconvenience of the forum. Each party hereto further agrees that each other party hereto may initiate litigation in any court of competent jurisdiction to execute any judicial judgment enforcing a Final Determination.

21.Taxes; Section 409A. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A and this Agreement shall be interpreted to either exempt payments therefrom or to be compliant therewith. Notwithstanding anything in this Agreement to the contrary, in the event that Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)

Exhibit 10.2

(i), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six (6) months after the date of Executive’s “separation from service” (as defined in Section 409A) or, if earlier, Executive’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A and shall only be paid on a “separation from service” within the meaning of Section 409A. To the extent that any reimbursements under this Agreement are taxable to Executive, any such reimbursement payment due to Executive shall be paid to Executive as promptly as practicable consistent with Company practice following Executive’s appropriate itemization and substantiation of expenses incurred, and in all events on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. The reimbursements under this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that Executive receives in any other taxable year. In addition, any reimbursements for COBRA coverage premiums described in this Agreement shall be paid to Executive as promptly as practicable, and in all events on or before the last day of the third taxable year of you following the taxable year of the Company in which the Termination Date occurred. For the avoidance of doubt, Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for his account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its subsidiaries shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties.

22.Attorneys’ Fees in Connection with this Agreement. The Company shall pay all reasonable legal counsel fees and expenses incurred by Executive in connection with this amendment and restatement of the Prior Agreement and the documentation of the 2014 Retention RSUs, subject to a cap of $10,000 in the aggregate.
* * * * *

Exhibit 10.2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SPIRIT AIRLINES, INC.

By: /s/ H. McIntyre Gardner
H. McIntyre Gardner
Chairman of the Board

/s/ B. Ben Baldanza
B. Ben Baldanza

Exhibit 10.2

Schedule 1
Major Responsibilities

•
Lead the development of the overall strategic direction and business plan of Company by orchestrating an ongoing planning process which produces a clear and compelling corporate vision and mid- and long-term business objectives.

•	Based on the broad direction provided by the strategic plan, develop and gain approval for the Company’s annual business plan, operating plan, and operating budget.

•
Manage ongoing business and operating performance against the plans and budgets above, on a quarterly, monthly, weekly, and daily basis. Provide timely and accurate reporting on financial and operating results and other special projects and initiatives under his/her direction.

•
Develop and execute an organizational plan for all key functions under Executive as a function of the Company’s strategic and operating plans. Ensure that major functional “holes” in the organization are addressed and that appropriate succession plans are developed and implemented.

•
Provide strong and inspired leadership to the commercial and operating employees of Company, promoting and maintaining strong employee morale. Establish high expectations for all employees with regard to performance and adherence to Company values.

•	Play the lead role in evolving the corporate culture for the Company in a manner consistent with the business focus of the Company and shareholder return expectations.

•
Oversee the day-to-day operations of the Company, ensuring adherence to high levels of safety, cost control, customer service, on-time performance, and financial performance. Display, and act on, a real and ongoing concern for the delivery of outstanding customer service and operating integrity by probing into daily operating performance and spending time “in the field.”

•	Provide active leadership in the resolution of operational issues as they arise.

•	Ensure that the Company meets all government and corporate regulations and policies on an ongoing basis. Address potential deviations immediately.

•	Ensure that the Company has full emergency preparedness. Lead and manage the response process when and if emergencies occur.

•	Ensure that the Company develops and maintains, in the face of current and future competition, a compelling and differentiable customer value proposition that drives profitable traffic growth.

•	Ensure that the Company translates its customer value proposition into workable product and service attributes that can be easily and efficiently implemented in the field day-to-day.

•
Through advertising and promotion, ensure that the Company has a compelling, exciting, and effective approach to consumer marketing that communicates, and regularly refreshes its value proposition in the face of competition.

•	Working through the sales and distribution organization, drive product distribution through efficient online distribution channels at lowest possible cost.

•	Manage an effective media relations program to maximize the Company’s profile in target markets. Serve as the primary external ambassador for the Company.

Exhibit 10.2

•	Manage the overall relationship with the Board of Directors and the key investors in the company. Engage the Board in discussion and decision making on key strategic issues as they arise.

•	Manage relationships with senior representatives of various key constituents including employees, suppliers, various levels of government regulators, local communities, and suppliers.

Exhibit 10.2

EXHIBIT A

[TO BE DELIVERED IF, AS AND WHEN REQUIRED BY SECTION 5(a) OF THE EMPLOYMENT AGREEMENT TO WHICH THIS EXHIBIT A IS ATTACHED]

GENERAL RELEASE
I, B. Ben Baldanza, in consideration of and subject to the performance by Spirit Airlines, Inc., a Delaware corporation (together with its affiliates, the “Company”), of its material obligations under the Amended and Restated Employment Agreement, dated as of January 8, 2014 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.
1.I understand that any payments or benefits paid or granted to me under Section 5(a) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 5(a) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.

2.Except as provided in paragraph 4 below, I knowingly and voluntarily release and forever discharge the Company and the other Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or the state or local counterparts of any of the foregoing; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

Exhibit 10.2

3.I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by paragraph 2 above.

4.I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 hereof as of the execution of this General Release.

6.I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

8.I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

9.Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

Exhibit 10.2

10.I agree to reasonably cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me for reasonable travel expenses, including lodging and meals, upon my submission of receipts, and for my time in the event of any unusual or lengthy required period of cooperation.

11.Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement, including, but not limited to, any rights which I may have as a shareholder of the Company.

12.Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND HAVE DONE SO, OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

Exhibit 10.2

5.I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM TO CONSIDER IT, AND ANY CHANGES MADE SINCE SUCH DATE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

6.ANY CHANGES TO THE AGREEMENT SINCE THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST;

7.I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

8.I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

9.I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE: _____________,______	________________________________
B. Ben Baldanza

Exhibit 10.2

EXHIBIT B
ARBITRATION PROCEDURE
1.Notice of Claim. A party asserting a Claim (the “Claimant”) shall deliver written notice to each party against whom the Claim is asserted (collectively, the “Opposing Party”), with a copy to the persons required to receive copies of notices under the Agreement (the “Additional Notice Parties”), specifying the nature of the Claim and requesting a meeting to resolve same. The Additional Notice Parties shall be given reasonable notice of and invited and permitted to attend any such meeting. If no resolution is reached within 10 business days after delivery of such notice, the Claimant or the Opposing Party may, within 45 days after giving such notice, invoke the arbitration procedure provided herein by delivering to each Opposing Party and the Additional Notice Parties a Notice of Arbitration, which shall specify the Claim as to which arbitration is sought, the nature of the Claim, the basis for the Claim, and the nature and amount of any damages or other compensation or relief sought (a “Notice of Arbitration”). Each party agrees that no punitive damages may be sought or recovered in any arbitration, judicial proceeding or otherwise. Failure to file a Notice of Arbitration within 45 days shall constitute a waiver of any right to relief for the matters asserted in the notice of claim. Any Claim shall be forever barred, and no relief may be sought therefor, if written notice of such Claim is not made as provided above within one year of the date such claim accrues.

2.Selection of Arbitrator. Within 20 business days after receipt of the Notice of Arbitration, Executive and the Board shall meet and attempt to agree on an arbitrator to hear and decide the Claim. If Executive and the Board cannot agree on an arbitrator within ten business days, then they shall request the American Arbitration Association (the “AAA”) to appoint an arbitrator experienced in the area of dispute who does not have an ongoing business relationship with any of the parties to the dispute. If the arbitrator selected informs the parties he cannot hear and resolve the Claim within the time-frame specified below, Executive and the Board shall request the appointment of another arbitrator by the AAA subject to the same requirements.

3.Arbitration Procedure. The following procedures shall govern the conduct of any arbitration under this section. All procedural matters relating to the conduct of the arbitration other than those specified below shall be discussed among counsel for the parties and the arbitrator. Subject to any agreement of the parties, the arbitrator shall determine all procedural matters not specified herein.

(a)Within 30 days after the delivery of a Notice of Arbitration, each party shall afford the other, or its counsel, with reasonable access to documents relating directly to the issues raised in the Notice of Arbitration. All documents produced and all copies thereof shall be maintained as strictly confidential, shall be used for no purpose other than the arbitration hereunder, and shall be returned to the producing party upon completion of the arbitration. There shall be no other discovery except that, if a reasonable need is shown, limited depositions may be allowed in the discretion of the arbitrator, it being the expressed intention and agreement of each

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Exhibit 10.2

party to have the arbitration proceedings conducted and resolved as expeditiously, economically and fairly as reasonably practicable, and with the maximum degree of confidentiality.

(b)All written communications regarding the proceeding sent to the arbitrator shall be sent simultaneously to each party or its counsel, with a copy to the Additional Notice Parties. Oral communications between any of the parties or their counsel and the arbitrator shall be conducted only when all parties or their counsel are present and participating in the conversation.

(c)Within 20 days after selection of the arbitrator, the Claimant shall submit to the arbitrator a copy of the Notice of Arbitration, along with a supporting memorandum and any exhibits or other documents supporting the Claim.

(d)Within 20 days after receipt of the Claimant’s submission, the Opposing Party shall submit to the arbitrator a memorandum supporting its position and any exhibits or other supporting documents. If the Opposing Party fails to respond to any of the issues raised by the Claimant within 20 days of receipt of the Claimant’s submission, then the arbitrator may find for the Claimant on any such issue and bar any subsequent consideration of the matter.

(e)Within 20 days after receipt of the Opposing Party’s response, the Claimant may submit to the arbitrator a reply to the Opposing Party’s response, or notification that no reply is forthcoming.

(f)Within 10 days after the last submission as provided above, the arbitrator shall notify the parties and the Additional Notice Parties of the date of the hearing on the issues raised by the Claim. Scheduling of the hearing shall be within the sole discretion of the arbitrator, but in no event more than 30 days after the last submission by the parties, and shall take place within 50 miles of the corporate headquarters of the Company at a place selected by the arbitrator or such other place as is mutually agreed. Both parties shall be granted substantially equal time to present evidence at the hearing. The hearing shall not exceed one business day, except for good cause shown.

(g)Within 30 days after the conclusion of the hearing, the arbitrator shall issue a written decision to be delivered to both parties and the Additional Notice Parties (the “Final Determination”). The Final Determination shall address each issue disputed by the parties, state the arbitrator’s findings and reasons therefor, and state the nature and amount of any damages, compensation or other relief awarded.

(h)The award rendered by the arbitrator shall be final and non-appealable, except as otherwise provided under the Florida Uniform Arbitration Act, and judgment may be entered upon it in accordance with applicable law in such court as has jurisdiction thereof.

4.Costs of Arbitration. As part of the Final Determination, the arbitrator shall require that the costs and expenses of the arbitration, including the arbitrator’s fee and both parties’ attorneys’ fees and expenses, be borne and paid by the party that did not, in the

B-2

Exhibit 10.2

arbitrator’s judgment, prevail in the arbitration. In the event that any relief which is awarded is non-monetary, then such costs and expenses shall be allocated in any manner as may be determined by the arbitrators.

5.Satisfaction of Award. If any party fails to pay the amount of the award, if any, assessed against it within 30 days after the delivery to such party of the Final Determination, the unpaid amount shall bear interest from the date of such delivery at the lesser of (i) prime lending rate announced by Citibank N.A. plus three hundred basis points and (ii) the maximum rate permitted by applicable usury laws. In addition, such party shall promptly reimburse the other party for any and all costs or expenses of any nature or kind whatsoever (including attorneys’ fees) reasonably incurred in seeking to collect such award or to enforce any Final Determination.

6.Confidentiality of Proceedings. The parties hereto agree that all of the arbitration proceedings provided for herein, including any notice of claim, the Notice of Arbitration, the submissions of the parties, and the Final Determination issued by the arbitrator, shall be confidential and shall not be disclosed at any time to any person other than the parties, their representatives, the arbitrator and the Additional Notice Parties; provided, however, that this provision shall not prevent the party prevailing in the arbitration from submitting the Final Determination to a court for the purpose of enforcing the award, subject to comparable confidentiality protections if the court agrees; and further provided that the foregoing shall not prohibit disclosure to the minimum extent reasonably necessary to comply with (i) applicable law (or requirement having the force of law), court order, judgment or decree, including, without limitation, disclosures which may be required pursuant to applicable securities laws, and (ii) the terms of contractual arrangements (such as financing arrangements) to which the Company or any Additional Notice Party may be subject so long as such contractual arrangements were not entered into for the primary purpose of permitting disclosure which would otherwise be prohibited hereunder.

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